EXHIBIT D

                         AMENDMENT NO. 2
                             TO THE
             COMPUTER ASSOCIATES INTERNATIONAL, INC.
                    1991 STOCK INCENTIVE PLAN

     The Computer Associates International, Inc. 1991 Stock
Incentive Plan is hereby amended by deleting the text of Section
7.2 thereof in its entirety and by inserting, in lieu thereof, the following:

          "(a) Except as provided in this subparagraph (a), non-statutory options granted under the Plan may not be transferred other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder. Notwithstanding the foregoing, any presently outstanding non-statutory options, or non-statutory options granted in the future, may be transferred by the optionholder to members of his or her immediate family, or to one or more trusts for the benefit of such family members, or partnerships in which such family members are the only partners, provided that any such transfer shall be permitted only if: (1) the optionholder does not receive any consideration for such transfer, (2) written notice of such proposed transfer and the details thereof shall have been furnished to the Committee, and (3) the non-statutory stock option agreement with respect to the options being transferred (including any amendments thereof) which shall have been approved by the Committee, expressly permits such transfer. Any non-statutory options transferred to such immediate family members, trusts or partnership will continue to be subject to the same terms and conditions that were applicable to such options immediately prior to their transfer. Any transfer in violation of this paragraph shall be void and of no effect. As used herein, the term "family members" shall mean the optionee's spouse, children and grandchildren.
          (b) No ISO or SAR granted under this Plan shall be assignable or transferable except (1) by will or by the laws of descent and distribution or (2) pursuant to a domestic relations order issued by a court of competent jurisdiction."

     In Witness Whereof, the undersigned has executed this
Amendment as of the 20th day of October, 1993.
                         /s/ Peter Schwartz
                        ---------------------------
                         Peter Schwartz, Senior Vice President
                         and Chief Financial Officer